Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (NASDAQ GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION AND COMMSCOPE

ENTER PATENT CROSS-LICENSE AGREEMENT

Roanoke, Va., May 10, 2021 — Optical Cable Corporation (NASDAQ GM: OCC) (“OCC®” or the “Company”), a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions, today announced that OCC and CommScope (NASDAQ: COMM) have entered into a long-term agreement to cross-license portions of their patent portfolios.

The cross-license agreement relates to certain copper data communication connectivity patents of both OCC and CommScope, in addition to OCC’s in-building wireless patents. Both companies can access and implement the other company’s licensed patents and technologies under the agreement.

This agreement follows a 2004 agreement under which CommScope and SMP Data Communications, a company acquired by OCC in 2008, cross-licensed various copper data communication connectivity technologies of OCC and CommScope, including complementary core technologies of both companies that efficiently achieve Cat 6 and Cat 6A RJ45 connector performance.

“We are pleased to be entering this new mutually beneficial patent cross-license agreement with CommScope—continuing a more than 15 year relationship,” said Neil Wilkin, President and Chief Executive Officer of OCC. “OCC’s long history of innovative technologies, substantial capabilities and intellectual property is what enables our company to manufacture innovative fiber optic and copper cabling and connectivity solutions best suited to meet the critical communication needs of our customers and end-users in various environments, markets and applications. We are confident this agreement will deliver benefits in both the short-and long-term for our customers, end-users and shareholders.”

Optical Cable Corp. – OCC and CommScope Cross-License Agreement

“We have had a long and productive relationship with OCC and we are pleased to extend it with this agreement,” said John Schmidt, Vice President Building Connectivity Infrastructure of CommScope. “Since our 2004 cross-license agreement, CommScope has continued to invest substantial resources in bringing advanced technology networking products and solutions to the market. CommScope has further built its patent portfolio in this technology area, both by internal development as well as through its acquisition of a significant patent portfolio in its acquisition of TE Connectivity's Telecom, Enterprise and Wireless businesses in 2015. We look forward to continuing to grow this area of our business.”

OCC Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – OCC and CommScope Cross-License Agreement

CommScope Information

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

###